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FOR IMMEDIATE RELEASE          FOR FURTHER INFORMATION CONTACT:
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May 5, 2003                    Gary N. Pelehaty, President and Chief Executive Officer
                               (609) 298-0723
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                            FARNSWORTH BANCORP, INC.
                        Announces Second Quarter Earnings

         Bordentown, New Jersey -- May 5, 2003 - Farnsworth Bancorp, Inc. (OTC Bulletin Board FNSW), the parent holding company of Peoples Savings Bank, Bordentown, New Jersey, today announced that for the second fiscal quarter ended March 31, 2003, it had net income of $121,580 or $0.36 per share, as compared to a net income of $115,835 or $.35, for the quarter ended March 31, 2002. For the six months ended March 31, 2003, the Company earned $269,276 or $0.80 per share, as compared to net income of $160,303 or $.49 per share, for the six months ended March 31, 2002. Gary N. Pelehaty, President and Chief Executive Officer of the Company, attributed the increase in earnings during the second fiscal quarter to an increase in net interest income from core operations. Net interest income increased as a result of the increase in income from loans, particularly commercial loans.

         Total assets of the Company were $86.4 million at March 31, 2003, as compared to $83.2 million at September 30, 2002. Stockholders' equity was $6.5 million or $17.87 per share at March 31, 2003, as compared to $6.2 million or $17.15 per share at September 30, 2002.

         Peoples Savings Bank is a federally chartered stock savings bank that conducts its business from its main office in Bordentown, New Jersey and three branch offices located in Florence, Marlton and Mt. Laurel, New Jersey. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded on the OTC Bulletin Board under the symbol "FNSW."